Exhibit 99.1

CMS ENERGY CORPORATION

STOCK PURCHASE PLAN

As of October 19, 2026, CMS Energy Corporation, a Michigan corporation (the "Corporation"), hereby amends and restates its CMS Energy Corporation Stock Purchase Plan, as previously amended and restated effective October 20, 2023 (the "Plan").

The purpose of the Plan is to provide interested investors and holders of Common Stock of the Corporation a convenient, economical means of investing in the Corporation through (i) regular investment of cash dividends paid, (ii) optional cash investments and/or (iii) initial cash investments in shares of the Corporation's Common Stock.

ARTICLE I - DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

Account

The term "Account" shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fractional shares) of Common Stock (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

Account Authorization Form

The term "Account Authorization Form" shall mean the documentation that the Administrator (i) shall require to be completed and received prior to an investor's enrollment in the Plan pursuant to Section 2.2 or 2.3 hereof or a Participant's changing his options under the Plan pursuant to Section 7.1 hereof, and (ii) may require to be completed and received prior to an optional cash investment pursuant to Section 2.4 hereof.

Account Shares

The term "Account Shares" shall mean all shares (and/or fractional shares) of Common Stock credited to the Account of a Participant by the Administrator, which shall include shares deposited into the Plan pursuant to Section 4.1 hereof.

Account Statement

The term "Account Statement" shall mean a written statement prepared by the Administrator and sent to each Participant which reflects (i) current transactions completed under the Plan, (ii) the number of Account Shares credited to such Participant's Account at the date of such statement, (iii) the amount of cash, if any, credited to such Participant's Account pending investment at the date of such statement and (iv) such additional information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant.

Administrator

The term "Administrator" shall mean the individual (who may be an employee of the Corporation), bank, trust company or other entity (including the Corporation) appointed from time to time by the Corporation to act as Administrator hereunder.

CMS Energy Common Stock

The term "CMS Energy Common Stock" shall mean common stock, $.01 par value, of the Corporation.

Common Stock

The term "Common Stock" shall include (i) CMS Energy Common Stock, or (ii) any other class of common stock issued by the Corporation.

Corporation

The term "Corporation" shall mean CMS Energy Corporation.

Corporation Share Purchase Price

The term "Corporation Share Purchase Price," when used with respect to newly issued shares of Common Stock, shall mean the average of the high and low sale prices of that Common Stock computed to three decimal places, as reported on the NYSE Composite Tape for the Trading Day preceding the purchase date.

Direct Deposit Authorization Form

The term "Direct Deposit Authorization Form" shall mean the documentation that the Administrator shall require to forward non-reinvested Dividends to the Participant's pre-designated bank, savings or credit union account pursuant to Section 7.7 hereof.

Dividend

The term "Dividend" shall mean cash dividends paid on Common Stock.

Dividend Payment Date

The term "Dividend Payment Date" shall mean a date on which a cash dividend on shares of Common Stock is paid.

DRS

The term “DRS” shall mean the Direct Registration System.

Eligible Securities

The term "Eligible Securities" shall mean those securities of the Corporation and its subsidiaries, whether issued prior to, on or after the date hereof, set forth in Section 6.1 hereof, and such other securities the Corporation may designate, in its sole discretion, pursuant to Section 6.2 hereof.

Exchange Act

The term "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Foreign Person

The term "Foreign Person" shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

Independent Agent

The term "Independent Agent" shall mean an agent independent of the Corporation who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M promulgated under the Exchange Act) and who has been selected by the Corporation, pursuant to Section 10.6 hereof, to serve as an Independent Agent for purposes of making purchases and sales of Common Stock under the Plan.

Investments

The term "Investments" shall mean the deposit of Common Stock into the Plan and initial payments or optional payments to purchase Common Stock through the Plan. (These can be automatic deductions from checking or savings accounts, or personal checks payable to “Equiniti.”)

Investment Date

The term "Investment Date" shall mean the date on which shares of Common Stock are purchased under the Plan, which shall occur generally within five (5) trading days from receipt of a Participant’s investment amount. Automatic investments will be the 1st and/or 15th day of each month (or the next available purchase date).

Market Share Purchase Price

The term "Market Share Purchase Price," when used with respect to shares of Common Stock purchased on the open market, shall mean the weighted average purchase price per share of the aggregate number of shares of each class purchased in the open market for an Investment Date (excluding any related brokerage commissions). The Corporation will pay all related brokerage commissions and service fees; however, the Participant will be responsible for all applicable taxes.

Maximum Amount

The term "Maximum Amount" shall mean $250,000 per class of Common Stock per calendar year.

Minimum Dividend Reinvestment Requirement

The term “Minimum Dividend Reinvestment Requirement” shall mean the mandatory reinvestment of ten percent of any Dividend paid on Common Stock held in physical certificate form, book-entry (DRS) and shares held in the Participant’s Account.

NYSE

The term "NYSE" shall mean the New York Stock Exchange.

Participant

The term "Participant" shall mean a participant in the Plan as set forth in Section 2.1 hereof.

Person

The term "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate or unincorporated organization.

Plan

The term "Plan" shall mean the CMS Energy Corporation Stock Purchase Plan.

Trading Day

The term "Trading Day" shall mean any day on which trades are reported on the NYSE.

Transaction Request Form

The term "Transaction Request Form" shall mean the documentation that the Administrator shall require to be completed and received prior to a Participant's (i) sale of Account Shares pursuant to Section 5.1 hereof, (ii) gift or transfer of Account Shares pursuant to Section 5.2 hereof, (iii) withdrawal of whole Account Shares pursuant to Section 7.2 hereof (unless such Participant will be the record holder of such Account Shares after withdrawal), (iv) termination of participation in the Plan pursuant to Section 7.3 hereof, and (v) safekeeping of shares pursuant to Section 4.1 hereof.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

ARTICLE II - PARTICIPATION

Section 2.1. Participation. Any Person, whether or not a record holder of Common Stock, may elect to participate in the Plan; provided, however, that if such Person is a Foreign Person, he must provide evidence satisfactory to the Administrator that his participation in the Plan would not violate local laws and regulations applicable to the Corporation, the Plan or such Foreign Person; and further, in the case of any Foreign Person, the Administrator, in its sole discretion, may restrict or deny any such Foreign Person's participation in the Plan if compliance with applicable laws and regulations is not reasonably practicable.

An election by a Person to participate in the Plan shall be made by completing and returning to the Administrator an Account Authorization Form and (i) electing to have Dividends on Eligible Securities of which such Person is the record holder invested in the appropriate class of Common Stock pursuant to Section 2.2 hereof, (ii) depositing certificates representing Common Stock of which such Person is the record holder into the Plan pursuant to Section 4.1 hereof or (iii) making an initial Investment pursuant to Section 2.3 hereof.

Any Person who has met such requirements and has made and not revoked such election is herein referred to as a "Participant." A Participant may elect to participate in any or all of the forms of investment provided in Sections 2.2 through 2.4 hereof by submitting an Account Authorization Form designating such election to the Administrator.

Section 2.2. Dividend Reinvestment. In addition to the Minimum Dividend Reinvestment Requirement, a Participant may elect to have all or a portion (greater than the Minimum Dividend Reinvestment Requirement) of any Dividend on his Common Stock invested in shares (and/or fractional shares) of the appropriate class of Common Stock to be credited to his Account in lieu of receiving such Dividend directly. Any Dividend payable on CMS Energy Common Stock will be invested only in CMS Energy Common Stock. If the shareholders authorize, and the Corporation issues, shares of any additional class or classes of Common Stock, any Dividend payable upon such class or classes will be invested only in the same class of Common Stock. That portion of the Dividend received on shares of Common Stock not reinvested in Common Stock will be sent to the Participant by check in the manner otherwise associated with payment of such Dividend or by electronic direct deposit if the Participant has elected the direct deposit option provided in Section 7.7 hereof.

Section 2.3. Initial Investment. A Person not already a Participant may become a Participant by making an initial Investment of at least $250 per class of Common Stock accompanied by a completed Account Authorization Form. (This $250 minimum will be waived if a Person enrolls for automatic investment of at least $50 per month for five consecutive transactions.) A Person, who is already a registered shareholder of Common Stock, may become a Participant by completing and returning an Account Authorization Form. Other than automatic deductions, payments shall be received by personal check payable to “Equiniti.” Such payment will be invested in the class of Common Stock indicated on the Account Authorization Form, provided, however, that if no class of Common Stock is indicated on the Account Authorization Form, the initial Investment will be invested in CMS Energy Common Stock. An employee of the Corporation or any of its subsidiaries that is not already a Participant may become a Participant by electing payroll deductions and completing an employee payroll deduction authorization form authorizing payroll deductions of (i) at least $10.00 per pay period if such employee is paid weekly and (ii) at least $20.00 per pay period if such employee is paid semi-monthly.

Section 2.4. Optional Investments. A Participant may elect to make cash payments at any time or from time to time, to the Plan, by personal check payable to “Equiniti,” or through automatic deductions from an account at a financial institution (generally, but not limited to, the last banking day of each month) for investment in Common Stock pursuant to Section 3.4 hereof; provided, however, that any Participant who elects to make optional Investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than the Maximum Amount. For purposes of determining whether the Maximum Amount has been reached, initial Investments shall be counted as optional Investments. A Participant may elect to purchase any class of Common Stock by making such optional Investments, but each single investment must be at least $25 per class of Common Stock. Optional Investments will be applied to the currently held class of Common Stock unless otherwise indicated. If the Participant holds more than one class of Common Stock, and no designation is made, the funds will be applied to CMS Energy Common Stock.

ARTICLE III - DIVIDEND REINVESTMENT AND STOCK PURCHASE

Section 3.1. Dividend Reinvestment. The Minimum Dividend Reinvestment Requirement, as well as any Dividends as to which reinvestment has been elected by a Participant, shall be paid to the Administrator or its nominee on behalf of such Participant. Dividends shall be reinvested, at the Corporation's election, in either (i) newly issued shares of Common Stock purchased from the Corporation, or (ii) shares of Common Stock purchased in the open market.

Section 3.2. Dividend Reinvestment in Newly Issued Shares. Dividend reinvestment in newly issued shares of Common Stock shall be governed by this Section 3.2. On an Investment Date with respect to which the Corporation elects to issue new shares to the Plan in order to effect the reinvestment of Dividends, the Corporation shall issue to the Administrator upon the Corporation's receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to three decimal places) of Common Stock equal to (a) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date divided by (b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.2.

Section 3.3. Dividend Reinvestment in Shares Purchased in the Open Market. Dividend reinvestment in shares of Common Stock purchased in the open market shall be governed by this Section 3.3. On an Investment Date with respect to which the Corporation elects to effect reinvestment of Dividends in shares of Common Stock purchased in the open market, the Administrator shall (if it is an Independent Agent), or shall cause an Independent Agent to, apply the amount of any Dividends paid to the Administrator on behalf of the Participants since the preceding Investment Date plus the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market. Purchases in the open market pursuant to this Section 3.3 and Subsection 3.4.2 hereof may be, but are not required to be, made on the applicable Investment Date and should be completed as soon as administratively possible thereafter, or at a later date as necessary or advisable under applicable law, including without limitation any federal securities laws. Open market purchases pursuant to this Section 3.3 and Subsection 3.4.2 hereof may be made on any securities exchange on which the Common Stock is traded, in the over-the-counter market or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the Independent Agent (including the Administrator if it is also an Independent Agent) may agree. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall directly or indirectly have any authority or power to control, influence or direct the time, amounts, manner or price at which shares of Common Stock may be purchased, the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan. For the purpose of making, or causing to be made, purchases of shares of Common Stock pursuant to this Section 3.3 and Subsection 3.4.2 hereof, and sales of Account Shares pursuant to Section 5.1 hereof, the Independent Agent shall be entitled to commingle each Participant's funds with those of all other Participants and to offset purchases of shares of Common Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares. The number of shares (and/or fractional shares rounded to three decimal places) of Common Stock that shall be credited to a Participant's Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (a) (i) the amount of any Dividends paid to the Administrator on behalf of such Participant since the preceding Investment Date plus (ii) the amount of any Dividends paid to the Administrator on behalf of such Participant on such Investment Date divided by (b) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants. No interest shall be paid on Dividends held pending reinvestment pursuant to this Section 3.3.

Section 3.4. Optional and Initial Investments. Participants can make additional investments by sending a personal check to the Administrator at any time. Cash, money orders, traveler’s checks and third party checks will not be accepted. The check must be payable in U.S. dollars to “Equiniti” in an amount of at least $25 and received one Trading Day prior to the Investment Date. These investments will be made in either (i) newly issued shares of Common Stock in the manner provided in Subsection 3.4.1 hereof, or (ii) Common Stock purchased in the open market in the manner provided in Subsection 3.4.2 hereof. The Administrator reserves the right to place a temporary restriction on Account Shares, subject to verification of the receipt of good funds with respect to any optional or initial Investment.

Subsection 3.4.1 Newly Issued Shares. On an Investment Date with respect to which the Corporation elects to issue new shares of Common Stock to the Plan in order to effect the investment of optional and initial Investments, the Corporation shall issue to the Administrator upon the Corporation's receipt of the funds described in (a) below, for crediting by the Administrator to the Account of a Participant, a number of shares (and/or fractional shares rounded to three decimal places) of Common Stock equal to (a) the amount of any optional and/or initial Investments received by the Administrator from such Participant since the preceding Investment Date (including any amounts received from such Participant on the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.4 hereof) divided by (b) the Corporation Share Purchase Price with respect to the Investment Date. Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for the Participants.

Subsection 3.4.2 Shares Purchased in the Open Market. On an Investment Date with respect to which the Corporation elects to effect the investment of optional and initial Investments in shares of Common Stock purchased in the open market, the Administrator shall forward to the Independent Agent funds equaling (i) the amount of any optional and/or initial Investments received by the Administrator from Participants since the preceding Investment Date (including any amounts received from Participants on the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.4 hereof) for purchase of Common Stock in the open market. Such purchases shall be made in the manner set forth in this Article III. Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

ARTICLE IV - SAFEKEEPING SERVICES FOR DEPOSITED COMMON STOCK

Section 4.1. Deposited Common Stock. A Participant may elect to have certificates representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing a Transaction Request Form and delivering such certificates and Transaction Request Form to the Administrator. Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing Participant's Account. Dividends paid on shares of Common Stock deposited into the Plan pursuant to this Section 4.1 will be reinvested in the same manner as shares of Common Stock purchased under the Plan and credited to a Participant's account. If no other shares of Common Stock are credited to the Participant's Account, the Dividends will be fully reinvested unless a completed Account Authorization Form designates a different election pursuant to Section 2.2 hereof.

Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 7.2 hereof.

ARTICLE V - SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES

Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of his Account Shares be sold by delivering to the Administrator a completed Transaction Request Form to that effect. The Administrator (if it is not also an Independent Agent) shall forward such sale instructions to the Independent Agent as soon as administratively possible. (The intent is to forward sale instructions to the Independent Agent as soon as administratively possible.) The Independent Agent shall generally make such sales as soon as administratively possible (in accordance with stock transfer requirements and federal and state securities laws) after processing such sale instructions. A check for the proceeds of the sale of Common Stock (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a Participant submits a request to sell all or part of the Plan shares, and the Participant requests net proceeds to be automatically deposited to a checking or savings account, the Participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account.

If instructions for the sale of shares of Common Stock on which Dividends are being reinvested are received by the Administrator on or after the record date relating to a Dividend Payment Date but before the Investment Date, and (i) if the Participants' sale instructions cover less than all of the shares of Common Stock credited to their Accounts, the sale will be processed as described above in the immediately preceding paragraph, the Dividends will be invested and the newly purchased shares will be credited to their Accounts or (ii) if the Participants' sale instructions cover all of the shares of Common Stock credited to their Accounts, the sale instructions will be processed and a check for the Dividend will be provided.

With regard to open market sales of Account Shares pursuant to this Section 5.1, none of the Corporation, the Administrator (if it is not also serving as the Independent Agent) or any Participant shall directly or indirectly have any authority or power to control, influence or direct the time, amounts, manner or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions) or the selection of the broker (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

Section 5.2. Gift or Transfer of Account Shares. A Participant may elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of his Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Account Authorization Form.

Account Shares transferred in accordance with the preceding paragraph shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee's Account. If the transferee is not already a Participant, an Account shall be opened in the name of the transferee and the transferor shall, if he so chooses, designate an initial level of reinvestment of Dividends on those Account Shares greater than the Minimum Dividend Reinvestment Requirement. The Administrator shall deliver an Account Statement to such transferee showing the transfer of such Account Shares into his Account. The Administrator shall comply with any such request of a transferor relating to Account Statements as soon as administratively possible following receipt of such request.

If a completed request for transfer with regard to shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, the Dividends will be invested in Common Stock through the Plan, and (i) if the Participant's transfer instructions cover less than all of the shares of Common Stock credited to his Account, the transfer will be processed as described above in the immediately preceding paragraph and the newly purchased shares of Common Stock will be credited to the transferor's Account or (ii) if the Participant's transfer instructions cover all of the shares of Common Stock credited to his Account, the transfer instructions will be processed following the Investment Date.

ARTICLE VI - ELIGIBLE SECURITIES

Section 6.1. Eligible Securities. Common Stock shall be Eligible Securities.

Section 6.2. Additional Eligible Securities. The Corporation may from time to time or at any time designate other debt or equity securities of the Corporation and its subsidiaries as Eligible Securities by notifying the Administrator in writing of the designation of such securities as Eligible Securities.

ARTICLE VII - TREATMENT OF ACCOUNTS

Section 7.1. Changing Plan Options. A Participant may elect to change his Dividend reinvestment levels (subject to the Minimum Dividend Reinvestment Requirement) by delivering to the Administrator appropriate instructions. To be effective for a Dividend payment, the Account Authorization Form must be received by the Administrator by the business day prior to the record date relating to such Dividend. If the Account Authorization Form is not received by the Administrator by the business day prior to the record date relating to such Dividend, such instructions shall not become effective until after such payment date. The shares of Common Stock purchased from the reinvestment of such Dividend shall be credited to the Participant's Account. After the Administrator's receipt of effective option changing instructions, Dividends as to which the reinvestment election has been revoked will be paid in cash or by direct deposit to the Participant's designated direct deposit account, if such Participant has elected the direct deposit option pursuant to Section 7.7 hereof.

Section 7.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of his Account Shares by delivering to the Administrator (i) appropriate written withdrawal instructions to that effect, if such Participant will be the record holder of such Account Shares after withdrawal or (ii) a completed Transaction Request Form if the Participant will not be the record holder of such Account Shares after withdrawal. Subject to the limitations described in the immediately following paragraph, as soon as administratively possible following the Administrator's receipt of (i) appropriate withdrawal instructions or (ii) a completed Transaction Request Form, which indicates the Participant's desire to withdraw certain of his whole Account Shares, the Administrator shall transfer such designated Account Shares to the DRS.

If a completed request for withdrawal with regard to shares of Common Stock credited to a Participant's Account on which Dividends are being reinvested is received by the Administrator on or after the record date relating to the Dividend Payment Date but before the Investment Date, and (i) if the Participant's withdrawal instructions cover less than all of the shares of Common Stock credited to his Account, the withdrawal will be processed as described above in the immediately preceding paragraph, the Dividends will be invested in Common Stock through the Plan, and the newly purchased shares of Common Stock credited to his Account or (ii) if the Participant's withdrawal instructions cover all of the shares of Common Stock credited to his Account, the withdrawal instructions will be processed and checks for the Dividends and for the sale of any fractional shares will be provided.

Withdrawal of Account Shares shall not affect reinvestment of Dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of such shares, (ii) such reinvestment is changed by the Participant by delivering to the Administrator written instructions or an Account Authorization Form to that effect pursuant to Section 7.1 hereof or (iii) the Participant has terminated his participation in the Plan.

Other than transfers pursuant to Section 5.2 hereof, shares of Common Stock credited to a Participant's Account may not be pledged or assigned.

Section 7.3. Right of Termination of Participation. If a Participant's Transaction Request Form indicates the Participant's desire to terminate his participation in the Plan, the Administrator shall treat such request as a withdrawal of all of such Participant's whole Account Shares pursuant to Section 7.2 hereof. The Administrator, in addition to transferring Account Shares to DRS, if any, pursuant to Section 7.2 hereof, shall mail by first class mail to the Participant at his address of record checks for an amount equal to the sum of (i) the amount of cash credited to such Participant's Account pending investment in Common Stock and (ii) the cash value of any fractional shares of Common Stock credited to his Account. Such fractional shares shall be valued at the current market price on the NYSE.

Section 7.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or other non-cash distributions on Account Shares shall be credited to such Participant's Account. Stock splits, combinations, re-capitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis.

In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares of Common Stock credited to his Account.

Section 7.5. Shareholder Materials; Voting Rights. The Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote the Account Shares credited to their respective Account in person or by proxy. A Participant's proxy card shall represent all Account Shares and shares of Common Stock of which he is the record holder. Account Shares shall not be voted unless a Participant or the proxy votes them.

Solicitation of the exercise of Participants' voting rights by the management of the Corporation and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Corporation and others shall also be permitted. The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to the shareholders of the Corporation by the Corporation regarding the exercise of such rights.

Section 7.6. Account Statements. At least annually, the Administrator shall send to the Participant an Account Statement reflecting information regarding such Participant's Account as the Administrator may determine to be pertinent to the Participant.

Section 7.7. Direct Deposit Option. A Participant may elect to have any Dividends on Account Shares not being reinvested in Common Stock pursuant to the Plan deposited into a bank account or paid directly by check. To receive such direct deposit of funds, a Participant must appropriately notify the Administrator.

ARTICLE VIII - FRACTIONAL SHARES

Fractional shares of Common Stock shall be credited to Accounts as provided in Article III hereof; provided, that the Corporation shall issue and sell only whole shares of Common Stock to the Administrator in respect of Dividends reinvested in, and purchases made by the Administrator hereunder of, newly issued shares.

ARTICLE IX - CONCERNING THE PLAN

Section 9.1. Suspension, Modification and Termination. The Corporation may at any time and from time to time, at its sole option, suspend, modify, amend or terminate the Plan, in whole, in part or in respect of Participants in one or more jurisdictions; provided, however, no such amendment shall decrease the Account of any Participant or result in a distribution to the Corporation of any amount credited to the Account of any Participant. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Administrator shall promptly send each affected Participant notice of such suspension, material modification or termination.

Section 9.2. Rules and Regulations. The Corporation may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Corporation shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

Section 9.3. Costs. The Participants will bear the cost of any brokerage commissions, any related service fees and applicable taxes incurred in connection with open market sales of shares of Common Stock made under the Plan. The Corporation shall pay any brokerage commissions and service fees incurred in connection with any purchase of shares of Common Stock made under the Plan. Any applicable taxes incurred in connection with such open market purchase shall be borne by the Participants.

Section 9.4. Termination by Corporation. If a Participant does not have at least one whole Account Share, the Participant's participation in the Plan may be terminated by the Corporation, in its sole discretion, upon written notice to such Participant by mail at his address of record. Additionally, the Corporation, in its sole discretion, may terminate any Participant's participation in the Plan after written notice mailed in advance to such Participant at his address of record. Upon such termination, the Account of such Participant shall be treated as if he had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which such Participant's participation is terminated.

ARTICLE X - ADMINISTRATION OF THE PLAN

Section 10.1. Selection of an Administrator. The Administrator shall be appointed by the Corporation. The Administrator's appointment to serve as such may be revoked by the Corporation at any time. The Administrator may resign at any time upon reasonable notice to the Corporation. In the event that no Administrator is appointed, the Corporation shall be deemed to be the Administrator for purposes of the Plan.

Section 10.2. Compensation. The officers of the Corporation shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent Agent as they from time to time deem reasonable and appropriate.

Section 10.3. Authority and Duties of Administrator. The Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the Plan. Upon receipt, the Administrator shall deposit all Dividends and optional and initial Investments. The Administrator shall maintain appropriate records of the Accounts of Participants.

Section 10.4. Liability of the Corporation, the Administrator and Any Independent Agent. The Corporation, the Administrator and any Independent Agent shall not be liable for any act done in good faith, or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

Section 10.5. Records and Reports. The Administrator shall keep appropriate records concerning the Plan, Accounts of Participants, purchases and sales of Common Stock made under the Plan and Participants' addresses of record and shall send Account Statements to each Participant in accordance with the provisions of Section 7.6 hereof.

Section 10.6. Selection of Independent Agent. Any Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Corporation, and the Administrator and the Corporation, or either of them, shall, subject to the provisions of Section 3.3 hereof, make such arrangements and enter into such agreements with the Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Corporation, or either of them, deem reasonable and appropriate.

ARTICLE XI - PLAN ACCOUNT

Section 11.1. Creation of the Plan Account. The Corporation shall establish a non-interest bearing segregated account(s) at a financial institution(s) organized under the laws of the United States or any state, which financial institution(s) must have assets in excess of $250,000,000.

Section 11.2. Requirements of the Plan Account. The Plan Account must be held for the benefit of the Participants, and cannot be subject to any liens, any creditor claims, or any other claims against the Corporation. Furthermore, the Plan Account cannot be subject to bankruptcy proceedings if the Corporation files for bankruptcy under federal or state law. All Dividends, optional Investments and initial Investments shall be promptly transmitted by the Administrator to the Plan Account (together with all Dividends, optional Investments and initial Investments deposited therein from time to time).

ARTICLE XII - MISCELLANEOUS PROVISIONS

Section 12.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of Michigan.

Section 12.2. Acceptance of Terms and Conditions of the Plan by Participants. Each Participant, by completing an Account Authorization Form and as a condition of participation herein, for himself, his heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Corporation and the Administrator hereunder.

Section 12.3. Direct Registration. The Corporation participates in DRS. Participants may choose to have their direct registration/book-entry shares electronically delivered to or from their brokerage accounts. Participants participating in DRS can authorize their broker to request electronic movement of their book-entry shares. To effect such transactions, brokers will need to include the following information: The CMS account number; social security or taxpayer identification number; the registered name(s) on the DRS account and the number of DRS shares to be delivered. The Corporation will honor such requests from any broker participating in the DRS.